Exhibit 10.1
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into, effective November 30, 2012, by and between LIMITED BRANDS, INC. (the “Company”), and SHAREN JESTER TURNEY (the “Executive”) (each hereinafter individually referred to as a “Party” and collectively referred to as the “Parties”).
WHEREAS, the Executive is employed as the Chief Executive Officer of Victoria's Secret and is experienced in various phases of the Company's business and possesses an intimate knowledge of the business and affairs of the Company and its policies, procedures, methods, and personnel; and
WHEREAS, the Company has determined that it is essential and in its best interests to retain the services of key management personnel and to ensure their continued dedication and efforts; and
WHEREAS, this Agreement supersedes in its entirety the Employment Agreements, as amended, that the Parties previously entered into; provided, however, that nothing in this Employment Agreement shall cancel or modify any previous grant of stock options or restricted stock which was previously granted to the Executive or any rights with respect thereto.
WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to secure the services and employment of the Executive, and the Executive is willing to render such services on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the respective agreements of the Parties contained herein, the Parties hereby agree as follows:
1.Term. Subject to Section 9 hereof, the initial term of employment under this Agreement shall be for the period commencing on the effective date hereof (the “Commencement Date”) and ending on the six (6) year anniversary of the Commencement Date (the “Initial Term”); provided, however, that thereafter the term of employment under this Agreement shall be automatically renewed from year to year, unless either the Company or the Executive shall have given written notice to the other Party at least ninety (90) days prior thereto that the term of employment under of this Agreement shall not be so renewed. The actual period of the Executive's employment is referred to herein as the employment term (the “Employment Term”).

2.Employment.

(a)Position. The Executive shall be employed as the Chief Executive Officer of Victoria's Secret or such other position of reasonably comparable or greater status and responsibilities, as may be determined by the Board. The Executive shall perform the duties, undertake the responsibilities, and exercise the authority customarily performed, undertaken, and exercised by persons employed in a similar executive capacity. The Executive shall report to the Office of the Chief Executive of Limited Brands, Inc.

(b)Obligations. The Executive agrees to devote her full business time and attention to the business and affairs of the Company. The foregoing, however, shall not preclude the Executive from serving on corporate, civic, or charitable boards or committees or managing personal investments, so long as such activities do not interfere with the performance of the Executive's responsibilities hereunder.

3.Base Salary. The Company agrees to pay or cause to be paid to the Executive an annual base salary at the rate of One Million Four Hundred Thousand Dollars ($1,400,000.00), less applicable withholdings. This base salary will be subject to annual review and may be increased from time to time by the Board considering factors such as the Executive's responsibilities, compensation of similar executives within the Company and in other companies, performance of the Executive, and other pertinent factors (hereinafter referred to as the “Base Salary”). Such Base Salary shall be payable in accordance with the Company's customary practices applicable to its executives.

4.Equity Compensation. The Company has granted to the Executive restricted shares of the Company's common stock. Said grant has a grant date of March 30, 2012, and shall be subject to the terms and conditions set forth in the Limited Brands, Inc. 2011 Stock Option and Performance Incentive Plan (the “Plan”) and in the respective stock grant. The Executive shall also be eligible for such other additional future equity-based awards (if any) as may be commensurate with her position and performance, if, when and as determined by the Board's Compensation Committee in its discretion.

5.Employee Benefits. The Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company and made available to senior executives generally and as may be in effect from time to time. The Executive's participation in such plans, practices and programs shall be on the same basis and terms as are applicable to senior executives of the Company generally.

6.Bonus. The Executive shall be entitled to participate in the Company's applicable incentive compensation plan at a target level of One Hundred Eighty Percent (180%) on such terms and conditions as may be determined from time to time by the Board.

7.Other Benefits.

(a)Life Insurance.

(i)During the term of the Agreement, the Company shall maintain term life insurance coverage on the life of the Executive in the amount of Three Million Dollars ($3,000,000.00), the proceeds of which shall be payable to the beneficiary or beneficiaries designated by the Executive. The Executive agrees to undergo any reasonable physical examination and other procedures as may be necessary to maintain such policy. If the Company is not able to obtain such policy due to Executive's physical examination results, an AD&D (accidental death and dismemberment) policy of an equivalent amount will be obtained in lieu of the term life insurance coverage.

(ii)During the Employment Term, the Company shall be entitled to maintain a “key person” term life insurance policy on the life of the Executive, the proceeds of which shall be payable to the Company or its designees. The Executive agrees to undergo any reasonable physical examination and other procedures as may be necessary to maintain such policy.

(b)Expenses. Subject to applicable Company policies and Section 15(b) hereof, the Executive shall be entitled to receive prompt reimbursement of all expenses reasonably incurred by her in connection with the performance of her duties hereunder or for promoting, pursuing, or otherwise furthering the business or interests of the Company.

(c)Office and Facilities. The Executive shall be provided with appropriate offices and with such secretarial and other support facilities as are commensurate with the Executive's status with the Company and adequate for the performance of her duties hereunder.

8.Paid Time Off (PTO) Program. The Executive shall be entitled to paid time off in accordance with the policies as periodically established by the Board for similarly situated executives of the Company.
9.Termination. The Executive's employment hereunder is subject to the following terms and conditions:

(a)Disability. The Company shall be entitled to terminate the Executive's employment after having established the Executive's Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity which impairs the Executive's ability to substantially perform her duties under this Agreement for a period of at least six (6) months in any twelve (12) month calendar period as determined in accordance with the Limited Brands, Inc. Long-Term Disability Plan.

(b)Cause. The Company shall be entitled to terminate the Executive's employment for “Cause” by delivery to the Executive of a Notice of Termination from the Board. For purposes of this Agreement, “Cause” shall mean that the Executive (1) willfully failed to perform her duties with the Company (other than a failure resulting from the Executive's incapacity due to physical or mental illness); or (2) has plead “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law; or (3) engaged in willful misconduct in bad faith which could reasonably be expected to materially harm the Company's business or its reputation.

The Executive shall be given a Notice of Termination by the Board, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based. The Executive shall be entitled to a hearing before the Board or a committee thereof established for such purpose and to be accompanied by legal counsel. Such hearing shall be held within fifteen (15) days of notice to the Company by the Executive; provided the Executive requests such hearing within ten (10) days of the Notice of Termination.
(c)Termination by the Executive. The Executive may terminate employment hereunder for “Good Reason” by delivering to the Company (1) a Preliminary Notice of Good Reason (as defined below), and (2) not earlier than thirty (30) days from the delivery of such Preliminary Notice, a Notice of Termination. For purposes of this Agreement, “Good Reason” means (i) the failure to continue the Executive in a capacity contemplated by Section 2 hereof; (ii) the assignment to the Executive of any duties materially inconsistent with the Executive's positions, duties, authority, responsibilities, and reporting requirements as set forth in Section 2 hereof; (iii) a reduction in or a material delay in payment of the Executive's total cash compensation and benefits from those required to be provided in accordance with the provisions of this Agreement; (iv) the Company, the Board or any person controlling the Company requires the Executive to be based outside of the United States, other than on travel reasonably required to carry out the Executive's obligations under the Agreement; or (v) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the

Company within fifteen (15) days after a merger, consolidation, sale, or similar transaction; provided, however, that “Good Reason” shall not include (A) acts not taken in bad faith which are cured by the Company in all respects not later than thirty (30) days from the date of receipt by the Company of a written notice from the Executive identifying in reasonable detail the act or acts constituting “Good Reason” (a “Preliminary Notice of Good Reason”) or (B) acts taken by the Company by reason of the Executive's physical or mental infirmity which impairs the Executive's ability to substantially perform her duties under this Agreement. A Preliminary Notice of Good Reason shall not, by itself, constitute a Notice of Termination.

(d)Notice of Termination. Any purported termination for Cause by the Company or for Good Reason by the Executive shall be communicated by a written Notice of Termination to the other Party at least two (2) weeks prior to the Termination Date (as defined below). For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Any termination by the Company other than for Cause or by the Executive without Good Reason shall be communicated by a written Notice of Termination to the other Party at least ninety (90) days prior to the Termination Date. For purposes of this Agreement, no such purported termination of employment shall be effective without such Notice of Termination.

(e)Termination Date, Etc. “Termination Date” shall mean in the case of the Executive's death, the date of death, or in all other cases, the date specified in the Notice of Termination; provided, however, that if the Executive's employment is terminated by the Company due to Disability, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to the Executive.

10.Compensation Upon Certain Terminations Not Following a Change in Control.

(a)Cause; Death; Executive's Non-Extension of Agreement. If during the Employment Term, whether or not following a Change in Control (as defined in Section 11(c) below), the Executive's employment is terminated by the Company for Cause or by reason of the Executive's death, or if the Executive gives written notice not to extend the term of this Agreement, the Company's sole obligations hereunder shall be to pay the Executive the following amounts earned hereunder but not paid as of the Termination Date: (i) Base Salary, (ii) reimbursement for any and all monies advanced or expenses incurred pursuant to Section 7(b) through the Termination Date, and (iii) any earned compensation which the Executive had previously deferred until termination of employment or which, by operation of the applicable plan and/or deferral election, would cause distribution to occur upon termination of employment (including any interest earned or credited thereon) (collectively, “Accrued Compensation”), provided however, that if the Executive gives written notice not to extend the Employment Term pursuant to Section 1, the Company shall continue to pay the premiums provided for in Section 7(a)(i) through the end of the calendar year in which the Termination Date occurs. The Executive's entitlement to any other benefits shall be determined in accordance with the Company's employee benefit plans then in effect.

(b)Other Than for Cause and by the Executive for Good Reason. If the Executive's employment is terminated by the Company other than for Cause or by the Executive for Good Reason, in each case other than during the twenty-four (24) month period immediately following a Change in Control to which Section 14 applies, the Company's sole obligations hereunder shall be as follows:

(i)the Company shall pay the Executive the Accrued Compensation;

(ii)the Company shall continue to pay the Executive the Base Salary for a period of one (1) year following the Termination Date (“Separation Pay”) in accordance with Section 10(g);

(iii)in consideration of the Executive signing a general release in a form acceptable to the Company (the “General Release”), the Company shall (A) pay the Executive in accordance with Section 10(g) any incentive compensation that would have been made under the plan described in Section 6 had the Executive remained employed with the Company for a period of one (1) year after the Termination Date (“Incentive Pay”); and (B) pay the Executive her Base Salary for one (1) additional year after payments have ended under Section 10(b)(ii) (“Additional Separation Pay”) (A and B, collectively, the “Release Payments”); provided, however, that the Executive's failure to sign, or revocation of, such General Release shall render this Section 10(b)(iii) null and void; and

(iv)the Company shall continue to pay the premiums provided for in Section 7(a)(i) hereof through the end of the calendar year in which the Termination Date occurs;

provided, however, that in the event the Executive becomes entitled to any payments under Section 11, the Company's obligations to the Executive under Section 10(b) shall thereafter be determined solely under Section 11.
(c)Termination for Disability. If the Executive's employment is terminated by the Company by reason of the Executive's Disability, the Company's sole obligations hereunder shall be as follows:

(i)the Company shall pay the Executive the Accrued Compensation;

(ii)the Company shall continue to pay the Executive, in accordance with Section 10(g), one hundred percent (100%) of the Base Salary for the first twelve (12) months following the Termination Date; eighty percent (80%) of the Base Salary for the second twelve (12) months following the Termination Date; and sixty percent (60%) of the Base Salary for the third twelve (12) months following the Termination Date; provided, however, that such Base Salary shall be reduced by the amount of any benefits the Executive receives by reason of her Disability under the Company's relevant disability plan or plans (“Disability Pay”); and

(iii)if the Executive is Disabled beyond thirty-six (36) months, the Company shall continue to pay the Executive, in accordance with Section 10(g), sixty percent (60%) of the Base Salary, up to a maximum payment of Two Hundred Fifty Thousand Dollars ($250,000.00) per year, for the period of the Executive's Disability, as defined in the Company's relevant disability plans; provided, however, that such payments shall be reduced by the amount of any benefits the Executive receives by reason of her Disability under the Company's relevant disability plan or plans; and

(iv)the Company shall continue to pay the premiums provided for in Section 7(a)(i) hereof through the end of the calendar year in which the Termination Date occurs.

(d)Company's Non-Extension of Agreement. If the Executive's employment is terminated by reason of the Company's written notice to the Executive of its decision not to extend the term of the Executive's employment under the this Agreement pursuant to Section 1 hereof, the Company's sole obligation hereunder shall be as follows:

(i)the Company shall pay the Executive the Accrued Compensation;

(ii)the Company shall pay the Executive Separation Pay in accordance with Section 10(g);

(iii)in consideration of the Executive signing a General Release, the Company shall pay the Executive Release Payments in accordance with Section 10(g); provided, however, that the Executive's failure to sign, or revocation of, such General Release shall render this Section 10(d)(iii) null and void; and

(iv)the Company shall continue to pay the premiums provided for in Section 7(a)(i) hereof through the end of the calendar year in which the Termination Date occurs.

(e)Medical and Dental Plans. For up to eighteen (18) months during the period the Executive is receiving Separation Pay, Additional Separation Pay or Disability Pay pursuant to Section 10(b), 10(c)(ii) or 10(d) hereof, the Company shall, at its expense, provide to the Executive and the Executive's beneficiaries medical and dental benefits substantially similar in the aggregate to the those provided to the Executive immediately prior to the date of the Executive's termination of employment; provided, however, that the Company's obligation to provide such benefits shall cease upon the earlier of eighteen months from the Termination Date and the Executive becoming eligible for such benefits as the result of employment with another employer.

(f)No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 10 or Section 11 by seeking other employment or otherwise; and no such payment or benefit shall be eliminated, offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment, except as provided in Section 10(e).

(g)Payment. For purposes of this Section 10, subject to Section 15 and except as otherwise provided below, payment of Separation Pay, Release Payments and/or Disability Pay shall commence within sixty (60) days after the Executive's Termination Date; provided that the Executive has delivered an executed copy of the General Release to the Company as may be required by Section 10(b), 10(c) or 10(d) and the seven (7) day period during which the Executive may revoke the General Release has expired; and provided further that if such sixty (60) day period begins in one (1) calendar year and ends in a second calendar year, payment shall always begin in the second calendar year. Such Separation Pay, Additional Separation Pay and Disability Pay shall be paid in equal consecutive bi-weekly payments, less applicable withholdings, through the Company's normal payroll process. Notwithstanding the foregoing and subject to Section 15, payment of Incentive Pay shall be paid as follows: (i) for the applicable Spring Season, in a lump sum cash payment, less applicable withholdings, between September 1 and September 15 of the same calendar year in which the Spring Season ends; and (ii) for the applicable Fall Season, in a lump sum cash payment, less applicable withholdings, between March 1 and March 15 of the same calendar year in which the Fall Season ends.

11.Compensation Upon Certain Terminations by the Company Prior to a Change in Control.

(a)In the event that (x) the Company enters into a binding agreement that, if consummated, would constitute a Change in Control; (y) the Executive's employment is terminated under the circumstances set forth in Section 10(b); and (z) within six (6) months after the execution of such binding agreement, a

Change in Control of the Company occurs involving one (1) or more of the other parties to such agreement, then the Company's sole obligations hereunder shall be as follows:

(i)subject to Section 15, the Company shall spread out, beginning as of the next regular payroll date, in equal, consecutive bi-weekly payments to the Executive over the remainder of the two (2) year payment period an amount equal to the sum of (A) and (B), where (A) is the difference between (x) the Severance Amount (as defined in Section 14(a)(ii)) and (y) the sum of the payments made to the Executive prior to the Change in Control pursuant to Section 10(b)(ii) and (B) is the difference between (x) the Bonus Amount (as defined in the Section 14(a)(iii)) and (y) the Incentive Pay payments made to the Executive prior to the Change in Control pursuant to Section 10(b)(iii)(A). If no payment has begun under Section 10(b)(ii) and the requirements of Section 11(a) are satisfied, payment shall be made under this Section 11(a)(i) (with the payments under Section 10(b) equaling zero (0)) in accordance with the terms of Section 10(g);

(ii)subject to Section 15(b), the Company shall reimburse the Executive for any documented legal fees and expenses to the extent set forth in Section 14(a)(v); and

(iii)the Company shall pay such premiums as are required by Section 14(a)(vi)(A) to the extent not previously paid pursuant to Section 10(b)(iv) and shall make available to the Executive and the Executive's beneficiaries medical and dental benefits to the extent provided in Section 14(a)(vi)(B).

(b)For purposes of this Section 11 and Section 14, “Company” shall mean Limited Brands, Inc., a Delaware corporation.

(c)For purposes of this Agreement, “Change in Control” shall mean a “change in control” within the provisions set forth in the Plan.

12.Employee Covenants.

(a)Definitions. For the purposes of this Section 12, the term “Company” shall include the Limited Brands, Inc. and its Affiliates. For purposes of this Agreement, “Affiliate” means any entity with which Limited Brands, Inc. would be considered a single employer under Sections 414(b) and 414(c) of the Code.

(b)Confidentiality. The Executive shall not, during the term of this Agreement and thereafter, make any Unauthorized Disclosure. For purposes of this Agreement, “Unauthorized Disclosure” shall mean use by the Executive for her own benefit or disclosure by the Executive to any person other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of duties as an executive of the Company or as may be legally required, of any confidential information relating to the business or prospects of the Company (including, but not limited to, any information and materials pertaining to any Intellectual Property as defined below; provided, however, that such term shall not include the use or disclosure by the Executive, without consent, of any publicly available information (other than information available as a result of disclosure by the Executive in violation of this Section 12(b)). This confidentiality covenant has no temporal, geographical or territorial restriction.

(c)Non-Competition. During the Non‑Competition Period described below, the Executive shall not, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that competes or plans to compete, directly or indirectly, with the Company, or any of its products; provided, however, that the “beneficial ownership” by the Executive after termination of employment with the Company, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of not more than two percent (2%) of the voting stock of any publicly held corporation shall not be a violation of this Section 12(c) of this Agreement.

The “Non-Competition Period” means the period the Executive is employed by the Company plus one (1) year from the Termination Date if the Executive's employment is terminated (i) by the Company for any reason, or (ii) by the Executive for any reason.
(d)Non-Solicitation. During the No-Raid Period described below, the Executive shall not directly or indirectly solicit, induce or attempt to influence any employee to leave the employment of the Company, nor assist anyone else in doing so. Further, during the No‑Raid Period, the Executive shall not, either directly or indirectly, alone or in conjunction with another party, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company, with any person who at any time was an employee, customer or supplier of the Company, or otherwise had a business relationship with the Company.

The “No-Raid Period” means the period the Executive is employed by the Company plus one (1) year from the Termination Date if the Executive's employment is terminated (i) by the Company for any reason, or (ii) by the Executive for any reason.
(e)Intellectual Property. The Executive agrees that all inventions, designs and ideas conceived, produced, created, or reduced to practice, either solely or jointly with others, during her employment with the Company including those developed on her own time, which relates to or is useful in the Company's business (“Intellectual Property”) shall be owned solely by the Company. The Executive understands that whether in preliminary or final form, such Intellectual Property includes, for example, all ideas, inventions, discoveries, designs, innovations, improvements, trade secrets, and other intellectual property. All Intellectual Property is either work made for hire for the Company within the meaning of the United States Copyright Act, or, if such Intellectual Property is determined not to be work made for hire, then the Executive irrevocably assigns all rights, titles and interests in and to the Intellectual Property to the Company, including all copyrights, patents, and/or trademarks. The Executive agrees that she will, without any additional consideration, execute all documents and take all other actions needed to convey her complete ownership of the Intellectual Property to the Company so that the Company may own and protect such Intellectual Property and obtain patent, copyright and trademark registrations for it. The Executive also agrees that the Company may alter or modify the Intellectual Property at the Company's sole discretion, and the Executive waives all right to claim or disclaim authorship. The Executive represents and warrants that any Intellectual Property that she assigns to the Company, except as otherwise disclosed in writing at the time of assignment, will be her sole, exclusive, original work. The Executive also represents that she has not previously invented any Intellectual Property or has advised the Company in writing of any prior inventions or ideas.

(f)Remedies. The Executive agrees that any breach of the terms of this Section 12 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent, such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages, and to all costs and expenses, including reasonable attorneys' fees and costs, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants not to compete and solicit are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants herein. Should a court determine, however, that any provision of the covenants is unreasonable, either in period of time, geographical area, or otherwise, the Parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court deems reasonable.

The provisions of this Section 12 shall survive any termination of this Agreement, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 12; provided, however, that this Section shall not, in and of itself, preclude the Executive from defending herself against the enforceability of the covenants and agreements of this Section 12.
13.Employee Representation. The Executive expressly represents and warrants to the Company that the Executive is not a party to any contract or agreement and is not otherwise obligated in any way, and is not subject to any rules or regulations, whether governmentally imposed or otherwise, which will or may restrict in any way the Executive's ability to fully perform the Executive's duties and responsibilities under this Agreement.

14.Compensation Upon Certain Terminations During the 24-Month Period Following a Change in Control.

(a)If the Executive's employment is terminated by the Company, other than for Cause, or by the Executive for Good Reason, in each case solely during the twenty-four- (24-) consecutive month period immediately following a Change in Control, the Company's sole obligations hereunder, subject to the Executive's execution of a General Release and subject to Section 15, shall be as follows:

(i)the Company shall pay the Executive the Accrued Compensation;

(ii)subject to Section 15, the Company shall pay an amount equal to two (2) times the Executive's Base Salary (the “Severance Amount”);

(iii)subject to Section 15, the Company shall pay the Executive an amount equal to the sum of the last four (4) bonus payments the Executive received under the Company's incentive compensation plan described in Section 6 and a pro-rata amount for the selling season in which the Executive's employment is terminated based on the average of the prior four (4) bonus payments and the number of days the Executive is employed during such season (the “Bonus Amount”);

(iv)For purposes of this Section 14, subject to Section 15, payment of the Severance Amount and Bonus Amount shall commence within sixty (60) days after the Executive's Termination Date; provided that the Executive has delivered an executed copy of the General Release to the Company, and the seven (7) day period during which the Executive may revoke the General Release has expired; and provided further that if such sixty (60) day period begins in one (1) calendar year and ends in a second calendar year, payment shall always begin in the second calendar year. Such Severance Amount and Bonus Amount shall be paid in equal, consecutive bi-weekly payments, less applicable withholdings, through the Company's normal payroll process, during the two (2) year period following the Executive's Termination Date.

(v)Subject to Section 15, the Company shall reimburse the Executive for all documented legal fees and expenses reasonably incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Section 14; and

(vi)the Company shall (A) pay the premiums provided for in Section 7(a)(i) hereof through the end of the calendar year in which the Executive's Termination Date occurs, and (B) shall provide the Executive and Executive's beneficiaries medical and dental benefits substantially similar to those which the Executive was receiving immediately prior to the Termination Date for a period of up to eighteen (18) months after the Termination Date; provided however, that the Company's obligation with respect to the foregoing medical and dental benefits shall cease upon the earlier of 18 months from the Termination Date and the Executive becoming eligible for such benefits as the result of employment with another employer.

(b)Except as provided in Section 14(a)(vi)(B), the Executive shall not be required to mitigate the amount of any payment provided for in this Section 14 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 14 be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

15.Compliance with Section 409A.

(a)To the extent that the payments and benefits to which the Executive is entitled in connection with a termination of her employment pursuant to this Agreement, including but not limited to Separation Pay, Release Payments, Disability Pay, the Severance Amount, and the Bonus Amount (collectively, the “Separation Benefits”) constitute non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the guidance issued thereunder by the United States Treasury and the Internal Revenue Service (collectively “Section 409A”) and no exception or exemption applies, the following rules shall apply to the Separation Benefits:

(i)all references to termination of employment (or like terms) hereunder shall be interpreted to mean “separation from service,” as defined in regulations under Section 409A;

(ii)if the Executive is a “specified employee” (as that term is used in Section 409A) on the date her separation from service becomes effective, any part of the Separation Benefits that constitutes non-qualified deferred compensation subject to Section 409A shall be delayed (the “Delayed Payments”) until the earlier of (i) the first business day of the seventh month following the anniversary of the date her separation from service becomes effective, and (ii) the date of the Executive's death, but only to the extent necessary to avoid the adverse tax consequences and penalties under Section 409A. On the earlier of (i) the first business day following the seven-month anniversary of the date the Executive's separation from service becomes effective, and (ii) the Executive's death, the Company shall pay the Executive in a lump sum the aggregate value of the Delayed Payments with interest calculated thereon based on the prime rate reported in the Wall Street Journal on the date the first Delayed Payment was otherwise due. Thereafter, payment shall resume pursuant to the applicable payment section herein; and

(iii)it is intended that each installment of the payments and benefits provided in this Agreement in connection with a termination of the Executive's employment shall be treated as a “separate payment” for purposes of Section 409A.

(b)If any of the reimbursements or in-kind benefits provided for under this Agreement is subject to Section 409A, the following rules shall apply:

(i)in no event shall any such reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred;

(ii)the amount of such reimbursable expenses incurred, or the provision of in-kind benefits, in one (1) tax year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other tax year; and

(iii)the right to such reimbursement for expenses or provision of in-kind benefits is not subject to liquidation or exchange for any other benefit.

(c)Notwithstanding any other provision of this Agreement to the contrary, in the event of any ambiguity in the terms of this Agreement, such term(s) shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A, to the extent possible.

(d)The Parties intend this Agreement to be in compliance with, or otherwise exempt from, Section 409A, to the extent possible.

(e)Notwithstanding any other provision of this Agreement, the federal, state, and local income and/or other tax treatment of payments and benefits under this Agreement shall not be and is not warranted or guaranteed. Neither the Company, its Affiliates, nor its attorneys nor any of their designees shall be liable for any taxes, penalties, or other monetary amounts owed by the Executive or any other person as a result of this Agreement or any payment under this Agreement.

16.Successors and Assigns.

(a)This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term the “Company” as used herein shall include any such successors and assigns to the Company's business and/or assets. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(b)Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, the Executive's beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal personal representative.

17.Arbitration. Except with respect to the remedies set forth in Section 12(f) hereof, any controversy or claim between the Company or any of its Affiliates and the Executive arising out of or relating to this Agreement or its termination shall be settled and determined by a single arbitrator whose award shall be accepted as final and binding upon the Parties. The American Arbitration Association, under its Employment Arbitration Rules, shall administer the binding arbitration. The arbitration shall take place in Columbus, Ohio. The Company and the Executive each waive any right to a jury trial or to a petition for stay in any action or proceeding of any kind arising out of or relating to this Agreement or its termination and agree that the arbitrator shall have the authority to award cost and attorney fees to the prevailing Party.

18.Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, addressed as follows:

To the Executive: Sharen Jester Turney 1 Bottomley Crescent New Albany, OH 43054

To the Company: Limited Brands, Inc. Three Limited Parkway Columbus, Ohio 43230 Attn: Secretary

19.Settlement of Claims. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or others.

20.Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either Party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement.

21.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio, without giving effect to the conflict of law principles thereof.

22.Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

23.Headings. Headings are for reference only and shall not be used to interpret any section of this Agreement.

24.Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the Parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement on the dates indicated, effective as of the day and year first above written.

LIMITED BRANDS, INC.

By:	/s/ LESLIE H. WEXNER
Name:	Leslie H. Wexner
Title:	Chairman
Date:	11/28/2012

/s/ SHAREN JESTER TURNEY
Sharen Jester Turney
Date:	11/26/2012